Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Announces Completion of Investment by South Korean Partner

•     $30 Million Investment in FuelCell Energy Common Stock by POSCO Energy

•    Agreement to Complete 120 MW Order Commitment and Cell Licensing Agreement during Third Quarter 2012

Danbury, CT – May 2, 2012 – FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of ultra-clean, efficient and reliable fuel cell power plants, today announced the completion of the previously announced $30 million investment by POSCO Energy. Under the terms of the agreement, POSCO Energy purchased 20,000,000 shares of FCEL common stock at a price of $1.50 per share for proceeds of $30 million. Proceeds will be used for growth capital and general corporate purposes.

“We announced a series of initiatives with POSCO Energy in March 2012 including this investment as well as an order commitment for 120 megawatts and a licensing agreement to begin production of fuel cell components in South Korea,” said Chip Bottone, President and Chief Executive Officer for FuelCell Energy, Inc. “Closing this investment is the first step with finalizing these key agreements with POSCO Energy.”

Mr. Bottone continued, “The public offering of stock in March combined with this capital raise from our partner, POSCO Energy, are an important part of our growth strategy. Strengthening our balance sheet is meaningful to prospective customers looking to enter into long term relationships with us and the stronger cash position is expected to enable larger projects here in the United States.”

The investment agreement was concluded at the end of FuelCell Energy’s second quarter and the proceeds were received at the beginning of third quarter. Combined with prior holdings, this investment brings POSCO Energy’s common stock ownership percentage in the Company to approximately 16.6 percent.

In addition to concluding this investment, the Company also entered into binding Memorandums of Agreement with POSCO Energy to complete the previously announced 120 MW order commitment and the Cell Technology Transfer Agreement. These agreements are expected to be completed during the Company’s third quarter of fiscal 2012.

“We are pleased to have achieved this first key milestone in our new strategic agreements with FuelCell Energy” said Jung-Gon Kim, Executive Vice President, POSCO Energy. “The market for clean baseload distributed generation is expanding in Asia and deepening our relationship with FuelCell Energy is important as we work together to grow market opportunities for ultra-clean and efficient Direct FuelCell power plants.”

Direct FuelCell® (DFC®) power plants efficiently provide ultra-clean and reliable power at the point of use. The fuel cells utilize an electrochemical process to efficiently generate ultra-clean electricity and usable high quality heat. Due to the absence of combustion, virtually no pollutants are emitted. Avoiding the emission of NOx, SOx and particulate matter supports clean air regulations and benefits public health. The high efficiency of the fuel cell power generation process reduces fuel costs and carbon emissions, and producing both electricity and heat from the same unit of fuel further supports favorable economics while also promoting sustainability. Fuel cells can achieve up to 90 percent efficiency when configured to use the high quality heat generated by the power plant in a combined heat & power (CHP) mode.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With over 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated more than one billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, whether the Company is able to reach definitive agreements on the terms contemplated in the memorandums of agreement with POSCO Energy, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

FuelCell Energy, Inc.

Contact:	Kurt Goddard, Vice President Investor Relations

203-830-7494

ir@fce.com

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